EXHIBIT 10.11
                        Agreement of Merger and Plan of
                                 Reorganization
                                   between
                          Access Pharmaceuticals, Inc.
                                       and
                              Access Holdings, Inc.
                                       and
                                   Tacora Corporation
                                   dated May 23, 1997

    AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

AGREEMENT dated as of May 23, 1997, among ACCESS
Pharmaceuticals, Inc., a Delaware corporation
("Parent"), ACCESS Holdings, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Parent ("Acquirer"), and Tacora Corporation, a
Delaware corporation ("Target").

WHEREAS, the Boards of Directors of each of Parent, Acquirer, and Target believe that the merger of Acquirer into Target (the "Merger") would be advantageous and beneficial to their respective corporations and stockholders;

WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of paragraph 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree that Acquirer shall be merged into Target upon the terms and subject to the conditions set forth in this Agreement.

1.   The Merger.

1.1. Closing and Effective Date of Merger. Subject to the closing conditions in paragraphs 7 and 8, at a closing to be held at the offices of Parent on June 4, 1997 at 10:00 a.m., or on such date and at such time prior to the termination date referred to in paragraph 13 as may be agreed to by the parties (the "Closing Date"), Target and Acquirer shall cause to be definitively executed and delivered to one another the Certificate of Merger substantially in the form attached hereto as Exhibit
A (the "Certificate of Merger") and shall cause such document to be filed with the Secretary of State of Delaware, in order to cause the Merger contemplated by this Agreement to become effective under the laws of the State of Delaware. The Merger shall become effective on the date and at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware (the "Effective Date"). References herein to the "Surviving Corporation" shall mean Target on and after the Effective Date.

1.2.   Terms and Conditions of Merger.  Upon the
Effective Date, pursuant to the Certificate of Merger and this Agreement,

(a) Acquirer shall be merged with and into Target and the separate existence of Acquirer shall cease;

(b)   Target shall continue as the Surviving
Corporation organized under the laws of the state of Delaware, the authorized capital stock of which shall be one thousand (1,000) shares of common stock, par value $.01 per share;

(c)   the Certificate of Incorporation of the
Surviving Corporation shall be the Certificate of Incorporation of Acquirer in effect immediately prior to the Effective Date;

(d) all of the issued and outstanding shares of the capital stock of Target shall be deemed canceled, without further act by any person, and shall not represent any share of the capital stock of the Surviving Corporation, all of such shares of the capital stock of Target, together with the interests of certain holders of Target options, warrants and other rights to acquire capital stock of Target
("Claims"), being automatically converted (subject to statutory dissenters' rights of appraisal) into rights ("Rights") to receive shares of the common stock
(subject to adjustments for any recapitalizations of Parent), $.04 par value per share, of Parent (the
"Parent Common Stock") all as provided, and according to the priorities set forth, in paragraphs 2.1 and 2.2, with the certificates representing such shares of the capital stock of Target thereupon representing such Rights to receive such shares of Parent Common Stock (subject to statutory dissenters' rights of appraisal), such Rights shall not be transferable except by will or the laws of descent and distribution without the prior written consent of Parent and Parent shall be entitled to rely on the stock and other records of Target as of immediately before the Effective Date in determining any Target Stockholder or other third party entitled to receive any Rights or distributions thereon pursuant to this Agreement and shall not be liable to any person for any payments or distributions made in reliance on such records;

(e) The capital stock of Acquirer shall remain outstanding as the capital stock of Surviving
Corporation, all of which shall be owned by Parent as of the Effective Date;

(f) the By-Laws of the Surviving Corporation shall be the By-Laws of Acquirer in effect immediately prior to the Effective Date;

(g)   all of the estate, properties, rights,
privileges, powers and franchises of Target and Acquirer and all of their property, real, personal and mixed, and all debts and obligations of any kind of Target or Acquirer shall vest in the Surviving
Corporation, without further act or deed; and

(h)   the directors and officers of the Surviving
Corporation as of the Effective Date shall be those specified in the Certificate of Merger.

2.   Conversion of Shares, Payments, etc.

2.1. Conversion of Shares. As provided in paragraph 1.2(d), upon the Effective Date, the issued and outstanding shares of the capital stock of Target and all Claims shall be automatically converted, without further act by any person, into Rights to acquire shares of the Parent Common Stock in accordance with the following provisions of this paragraph 2.1, and the earn-out payments specified in paragraph 2.2:

(a) Conversion; Exchange Rate. Each share of the capital stock of Target which is issued and outstanding at the Effective Date and each Claim shall, at the Effective Date, be converted (subject to statutory dissenters' rights of appraisal) without any further act by any person, into the right to receive such number of shares of Parent Common Stock as determined in accordance with paragraph 2.2 and the priorities set forth therein.

(b)   Procedures.  Each of the former Target
Stockholders shall, from and after the Effective Date and upon surrender to Parent at its main office located in Dallas, Texas of the certificate or certificates formerly representing all of the shares of the capital stock of Target held by the former
Target Stockholder, receive in exchange therefor the right to receive the number of shares of Parent Common
Stock as determined in accordance with paragraph 2.2 and the priorities set forth therein. The aggregate amount of such shares of Parent Common Stock exchanged pursuant to this paragraph 2, shall hereinafter be referred to as the "Exchanged Shares." All certificates representing the Exchanged Shares shall bear federal securities law and other applicable securities law restrictive legends.

(c) Fractional Shares. No fractional shares of, and no scrip or fractional share certificates for Parent
Common Stock will be issued or delivered pursuant to this Agreement, and no right to vote or receive any dividend or other distribution or any other right of a stockholder shall attach to any fractional interest in Parent Common Stock to which any former Target
Stockholder would otherwise be entitled. In lieu thereof, there shall be paid to each former Target
Stockholder who would otherwise have been entitled to a fractional share of Parent Common Stock pursuant to paragraph 2.1(a) and (b), a cash payment in respect of such fractional interest determined by valuing Parent
Common Stock at its unweighted average closing price on the OTC Bulletin Board for the five (5) trading days before the Effective Date.

(d) Rights After Effective Date and Until Surrender, etc. No former Target Stockholder shall be entitled to exercise any rights with respect to Target after the Effective Date (except prosecution of statutory dissenters' rights of appraisal). Each former Target
Stockholder entitled to receive Exchanged Shares hereunder shall be entitled to receive dividends and other distributions on or in respect of each Exchanged
Share to which he or she is entitled, from and after the Effective Date and the date on which such Exchange
Shares become vested, and to vote such shares, but will not be entitled to receive the certificate therefor until the surrender and exchange provided for in paragraph 2.1 (b) is completed.

(e)   Exercise of Options, Warrants and Conversion of
Notes. On or before the Effective Date, all outstanding stock options, warrants, Claims and other rights to purchase or acquire capital stock of the Target shall be exercised or exchanged as provided in paragraph 7.9 hereof, and all outstanding Convertible
Promissory Notes of Target and other securities exchangeable for or convertible into capital stock of the Target shall be exchanged and/or converted into capital stock of the Target. For all purposes of this Agreement, the shares of the capital stock of Target issued upon exercise or in exchange for such outstanding stock options, warrants and other rights or upon conversion of such Convertible Promissory
Notes and other securities exchangeable for or convertible into the capital stock of Target shall be deemed to be shares of the capital stock of Target for purposes of this Agreement and the recipients thereof shall be deemed to be Target Stockholders.
2.2.   Consideration

As consideration for the Merger, the Target
Stockholders, holders of Claims and other persons or entities entitled hereunder to receive shares of Parent Common Stock (subject to payments made to creditors as set forth in this paragraph2.2) shall be issued shares of Parent Common Stock, if any, in the amounts and according to the priorities set forth in this paragraph 2.2:

(a)   Effective Date Amounts.  Upon the Effective
Date, such number of shares of Parent Common Stock as shall equal $100,000 divided by the average of the closing prices of the Parent Common Stock on the OTC
Bulletin Board for each of the five trading days prior to the Effective Date plus such number of shares of Parent Common Stock as shall equal $500,000 divided by the share price of the Parent Common Stock as determined in accordance with paragraph 2.2(d).

(b) Milestone Amounts. On the achievement, as determined by a majority of the members of the Development Committee (as defined below), of each of the following milestones (each a "Milestone" and together the "Milestones"), such number of Unvested
Parent Common Shares as have an aggregate value, as determined pursuant to paragraphs 2.2(c) and 2.2(d) as of the date on which the Milestone shall have been achieved and payable in accordance with the terms of paragraph 2.2(b) and 2.2(c), equal to the value of the Milestone as set forth below shall be released in accordance with the provisions of paragraphs 2.2(b) and 2.2(c) as of the Closing Date, at the end of the fiscal quarter of Parent during which the Milestone shall have been achieved; provided, however, that the Milestone must have been achieved prior to the date that is the last day of the thirtieth (30th) month after the Commencement Date for such Milestone as determined by reference to the following table, provided that if, in the determination of the Development Committee, work on or towards a Milestone is ceased or materially affected by reason of strikes, riots, war, invasion, acts of God, fire, explosion, floods, acts of civil or military government agencies or instrumentalities
(except for delays in or the refusal to grant approvals or clearances for drugs, products or devices by the United States Food and Drug Administration or any similar or successor United States government agency (the "FDA") or by any non-United States government agency having similar functions or a similar mandate as the FDA or delays in or the refusal to grant or award patents or patent allowances by the United States Patent and Trademark Office or any successor United States government agency (the "PTO") or by any non-United States government agency having similar functions or a similar mandate as the PTO) and other similar contingencies beyond the reasonable control of Parent or any of the Target Stockholders, the date for achievement of such Milestone shall be extended to such date that the Development Committee shall select (the "Milestone Deadline Date");
provided, further, that if at the date such shares vest there shall have been delivered to the Representative any Notice of Indemnification pursuant to paragraph 14.2(b), then all such shares of Parent Common Stock shall be held by Parent pending resolution of any claims for indemnification in such Notice(s) of
Indemnification:


                                                                 Commencement
                                                 Value Payable  Date (in calendar)
                                                  in Parent     days after the
        Milestone                                Common Stock    Closing Date
-----------------------------------------         ------------   ------------
1.   EORTC approval to initiate human studies with
Cisplatin or other polymer platinates based on animal
efficacy and toxicity achieving the EORTC's
predetermined parameters.                          $ 3 million          45
2.   Completion of Phase I/II study with Cisplatin and
agreement by the technology development committee to
proceed to Phase III or Phase II B Studies.         $ 2 million         45
3.   Commercial alliance for Cisplatin development. $1 million          45
4.   Commencing process of commercialization of one
additional Tacora oncology compound and EORTC or IND
approval of Phase I studies.                        $500,000            90
5.   Loaded particle with triggered pore stable in
plasma with positive efficacy in an animal model with
agreement to proceed to development.                $1 million          90
6.   Filing of an IND for a product being developed
under the Mayo/Fernandez technology license.        $1 million          90
7.   Acceptance for publication of "Landmark"
manuscript in Nature, Science or a journal of similar
stature including the Journal of Controlled Release.  $250,000           0
8.   Successful formulation of antigen/adjuvant with
in vivo proof of principal of incremental efficacy.   $500,000          90
9.   Completion of commercial alliance with an
antigen/adjuvant to commence development.             $500,000          45
10.   U.S. notice of allowance of Cisplatin patent
covering product development.                         $350,000           0
11.   European Patent Office Notice of Allowance of
Cisplatin patent covering product development.        $150,000           0
12.   U.S. notice of allowance of pore-forming protein
patent or new Tacora core patent.                     $350,000           0
13.   European Patent Office Notice of Allowance of
pore-forming protein patent or new Tacora patent.     $150,000           0
14.   Commercial agreement to develop an ultrasound
triggered release condensed particle therapeutic
system.                                               $500,000          90
15.   Commercial agreement to develop a product in an
additional field of use.                              $500,000           0

Upon EORTC approval to initiate human studies with Cisplatin or other polymer platinates, Milestone 1, the Milestone payment will be calculated based on such approval date and the Parent Common Stock issuable will be held in escrow by Parent pending successful completion of the scale-up, production and stability testing of the final formulation and completion for the formal toxicology studies to enable commencement of Phase 1 clinical testing.

(c) Milestone Payment Priorities. (i) The Parties anticipate that Target's unaudited balance sheet as of the Closing Date will reveal total liabilities of approximately $1,455,000. Such liabilities shall become liabilities of the Surviving Corporation after the Closing Date. Parent shall contribute to the capital of the Surviving Corporation and the Surviving
Corporation shall be obligated to pay the first
$250,000 of such liabilities (to creditors on a pro rata basis) within thirty (30) days after the Closing without any offset against Milestones that are otherwise due to the Target Stockholders and holders of Claims hereunder. Any liabilities of the Surviving
Corporation in excess of $250,000 shall first be offset dollar for dollar against Parent Common Stock otherwise due to Target Stockholders and holders of Claims (or creditors) under the next Milestone(s) to come due; provided however that shares of Parent
Common Stock issued under paragraph 2.2(a) shall be used to pay any such liabilities in excess of such $250,000.
Unless one or more creditors of Target agrees in writing to subordinate its position to other creditors, the Surviving Corporation shall be entitled to pay all creditors of Target on a pro rata basis or in such order of priority as determined by Parent in its sole discretion, based upon the amount then due and owing to such creditors.

(ii) At such time as all outstanding liabilities to creditors of Target are satisfied (other than liabilities to creditors as set forth in paragraphs 2.2(c)(iii), (iv) and (v) below), the Parent Common
Stock issued for the next Milestone(s) achieved will be used to settle Target's outstanding loan to Medical
Innovation Partners which is estimated at the Closing
Date to be $365,500. Medical Innovation Partners will be entitled to receive a number of shares which equals the amount of such debt divided by the Parent's current share price; provided, however, that the Milestone payment in Parent Common Stock will be calculated in accordance with paragraphs 2.2(d).

(iii) Proceeds from the next Milestone(s) achieved will be used to satisfy, pro rata, Target's outstanding obligations relating to the Glynn Wilson and Donald McCarren settlement agreements, executed copies of which have been delivered to Parent.
Target's obligations under such settlement agreements are estimated to be $78,269 for Glynn Wilson and $180,000 for Donald McCarren. These amounts are subject to adjustment for any subsequent payments made under such settlement agreements. The Milestone payment in Parent Common Stock shall be calculated in accordance with paragraph 2.2(d).

(iv) After satisfaction of all obligations to creditors set forth in paragraphs 2.2(c)(i)-(iii) set forth above, proceeds from the next Milestone(s) achieved shall be payable as follows:

(x) to Dr. Glynn Wilson as per the employment settlement agreement dated as of February 1, 1997 between Target and Dr. Wilson as follows:

(A)   1% of any Milestone achieved;
(B)   1% of any Milestone achieved within the
timetable for Milestones set forth on Schedule 2.2 hereto; and
(C)   1% of any Milestone achieved within the thirty
(30) month time period for achievement thereof under this Agreement if and to the extent employed full-time by Parent, with a proportionate reduction in such percentage if Wilson is then employed less than full time by Parent.

The parties agree that Dr. Wilson shall be entitled to receive an amount of Parent Common Stock equal to the 1% commissions described in (A), (B), and (C) above at the fair market value of the Parent Common Stock at the time of the achievement of any such Milestones.
These commissions shall accrue and will be paid out subordinate to and after the priority payments described in paragraphs 2.2(c) (i-iii) to Dr. Wilson upon the achievement, if at all, of sufficient Milestones to make such payments in addition to any subsequent commissions earned and payable as a result of the ongoing achievement of Milestones. These commissions shall be deductions from any such Milestone payments to Target Stockholders.

(y) to Grayson & Associates, Inc. ("Grayson") as per the letter agreement between Target and Grayson, dated
October 30, 1995 commissions on total consideration paid by Parent under this paragraph 2.2 including any payments made to satisfy outstanding liabilities, payments to trade creditors, outstanding loans, and other payments made to Target creditors under this paragraph 2.2, such commissions to be calculated as follows:

5% of the first $2,000,000;
4% of amounts over $2,000,000 and up to $4,000,000;
3% of amounts over $4,000,000 and up to $6,000,000;
2% of amounts over $6,000,000 and up to $8,000,000;
1% of amounts over $8,000,000.

The parties agree that Grayson shall be entitled to receive an amount of Parent Common Stock equal in value to the amount calculated from the table above at the fair market value of the Parent Common Stock at the time of any payments made on behalf of Target described in paragraph (y) above. These commissions shall accrue and shall be paid out subordinate to and after such priority payments described in paragraphs 2.2(c) (i-iii) above. These accrued commissions shall be paid out upon achievement, if at all, of sufficient
Milestones to make such payments in addition to any subsequent commissions earned and payable as a result of the ongoing achievement of Milestones. These commissions shall be deductions from any such Milestone payments to Target Stockholders and holders of Claims.

(v) The actual, direct out-of-pocket costs and expenses incurred by Target representative with observation rights on the Parent's Board of Directors, the Development Committee members appointed by the Target Shareholders and the Representatives incurred in carrying out their responsibilities under this Merger Agreement shall be treated as general creditors' claims and shall be paid, if at all, only in shares of Parent Common Stock issued under paragraph 2.2(a) based on the fair market value of Parent Common Stock payable as Milestones are met; provided that Parent shall not be required to make any payments over and above any amounts that would be otherwise due with respect to the achievement of Milestones.

(vi) Proceeds from the next Milestone(s) will be used to satisfy the liquidation preference of Target's
Preferred Shareholders and applicable Claim holders
(i.e., those Claim holders who voluntarily waived and released their claim to receive Target Preferred Stock in exchange for treatment hereunder equivalent to a Target Preferred Shareholder) of $1.00 per share
(representing up to an aggregate of $5,922,832) pursuant to the liquidation preference provisions of Target's Series A Preferred Stock contained in
Target's Certificate of Incorporation. At such time as such liquidation preference has been satisfied, thereafter, Target Preferred and Common shareholders and any other persons entitled to receive consideration equivalent to that of a Common
Shareholder (i.e., those Claim holders who voluntarily waived and released their rights under Target's outstanding options and warrants) will participate on a pro rata basis in all future Milestone(s) payments as calculated in accordance with paragraph 2.2(d).

(d)   For purposes of this paragraph 2.2, the number of Common
Parent Shares which will become vested and shall be released to the Target Stockholders on the achievement of a Milestone shall be calculated by averaging the closing price of the Parent Common Stock for each of the five (5) trading days preceding the day on which the Milestone was achieved divided into the value attributed to the Milestone; provided, however, in order to provide a floor and ceiling on the number of shares of Parent Common Stock to be issued, in no event will the closing price of Parent Common Stock used in such calculation be at prices below the floor share price or above the ceiling share price as determined by the following schedule:



Time of Milestone Achievement   Floor Share Price
   Ceiling Share Price
Effective Date thru and including month 6   2.50  3.50
Beginning of month 7 thru and including month 12  3.50   5.00
Beginning of month 13 thru and including month 18  4.50   6.00
Beginning of month 19 thru and including month 30  5.50   6.50

;provided, further, that in the event of any reorganization, recapitalization or reclassification of the capital stock of Parent, or if at any time or from time to time after the date of this Agreement
Parent shall subdivide or recapitalize its outstanding shares of capital stock, or if at any time after the date of this Agreement Parent shall declare a dividend or make any other distribution upon any class or series of capital stock of Parent payable in Parent
Common Stock or securities convertible into Parent
Common Stock, the Floor Share Prices and the Ceiling
Share Prices set forth above shall be adjusted proportionately to reflect such reorganization, recapitalization or reclassification, such subdivision or the payment of such stock dividend, as applicable.

(e) Cash Payment for Achievement of Milestones Prior to Closing. Up to $400,000 of any revenues of Target received as a result of ongoing business activities of Target prior to the Closing Date may be used by Target to satisfy any outstanding liabilities as set forth on Target's current unaudited balance sheet a copy of which is attached to Schedule 3.7; provided, however, that an amount equal to the total amount of any such payments shall be deducted from the stated value of the appropriate Milestone relating to any such revenues.

(f) Research and Development Commitment. Parent will commit at least $320,000, to be used as set forth on Exhibit B attached hereto, to achieve the Milestones. In addition, Parent will use commercially reasonable efforts to support achievement of the Development Plan, whether through the Surviving
Corporation or any third party licensee or alliance partner involved with the Technology, towards achieving the Milestones. As used herein, "Technology" means the Surviving Corporation's intellectual property, know-how, trade secrets and other technology. The Development Committee will monitor and oversee research and development activities towards achieving the Milestones pursuant to the Product Development Plan. The Development
Committee shall meet no less often than every three
(3) months in order to monitor progress towards meeting the approved Product Development Plan. Parent will ensure that the Target Stockholder representatives on the Development Committee receive copies of all relevant correspondence to and from any governmental agency concerning the Technology as well as all relevant correspondence to and from any third party concerning the licensing, research, development or use of the Technology. Parent will ensure that the Surviving Corporation diligently and in good faith files, prosecutes and maintains any and all patents and patent applications concerning any Technology.

(g) Parent Covenant to Maintain Technology. From and after the date of this Agreement to the Milestone
Deadline Date, Parent shall not transfer, assign or sell any of the Technology; provided that the sole remedy of the Target, the Target Stockholders and all Claim holders for a breach of this covenant by Parent shall be that all then remaining Milestones to which, in the determination of the Development Committee, the transferred, assigned or sold Technology relates will be deemed to be accomplished as of the date of such transfer, assignment or sale and payment on any such Milestone as determined pursuant to paragraphs 2.2(c) and (d) shall be made within ten (10) business days after such date.

(h)   Establishment of Development Committee;
Meetings. The Development Committee shall be created within one (1) month after the Effective Date and shall be comprised of two (2) representatives appointed by the Parent and two (2) representatives appointed by a majority of the Target Stockholders.
The party appointing a representative to the Development Committee shall have the sole right to remove and replace such individual. All decisions of the Development Committee shall be made by the affirmative vote of at least three (3) committee members in the exercise of good faith to benefit the interests of the Surviving Corporation and the optimum use of the Technology. Within three (3) months of the Effective Date, the Development Committee shall prepare and approve a Product Development Plan, establishing the means for accomplishing the Milestones. All matters submitted to the Development
Committee shall be decided upon at the time of the meeting of the Development Committee or within thirty
(30) days thereafter. Such decision shall take into consideration such goals as adhering to ethical standards for the research-based pharmaceutical industry, the use of commercially reasonable efforts to develop the Technology, and obtaining patent protection and other governmental approvals concerning the Technology. In the event that a decision cannot be reached by the Development Committee within the time period set forth above, the President of the Parent shall meet with the appointed observer of the Board of Directors of Parent of the Target
Stockholders and during such meeting each of the President and such representatives shall in good faith attempt to reach a decision on the matter. If the President and the representatives are unable to reach a decision on the matter, the matter shall be referred to arbitration in accordance with paragraph 2.2(i) herein.

(i)   Dispute Resolution.

(i) Disputes Covered by Arbitration. The Parent or a majority of the Target Stockholders may seek to resolve any dispute among the Development Committee members and/or any dispute concerning any Milestone, as the case may be, by initiating an Alternative
Dispute Resolution ("ADR") in which the complaining and defending parties each select an independent third party with demonstrated expertise in the pharmaceutical industry (each a "Neutral") as provided herein.

(ii)   Selection of Neutrals.  An ADR shall be
initiated by a party by sending written notice thereof to the other party, which notice shall state the issues to be resolved and such party's selection of a Neutral. Within ten (10) business days after receipt of such notice, the other party will, by sending written notice to the initiating party, add issues to be resolved, if any, and reveal such party's selection of its Neutral. Within fifteen (15) days after the date of the original ADR notice, the two Neutrals shall together select a third.

(iii)   ADR Hearing.  The Neutrals shall hold a
hearing to resolve the issues within thirty (30) business days after selection. The location of the hearing shall be mutually agreed upon or, if the parties are unable to agree, at Dallas, Texas. Each party may be represented by counsel. Prior to the hearing, the parties shall be entitled to engage in discovery under procedures of the Federal Rules of Civil Procedure; provided, however, that a party may not submit more than one hundred (100) written interrogatories or take more than four (4) depositions. There shall not be, and the Neutrals shall not permit, any discovery within five (5) days of the hearing. The Neutrals shall have sole discretion regarding the admissibility of evidence under the Federal Rules of Civil Procedure and conduct of the hearing. At least three (3) business days prior to the hearing, each party shall submit to the other party and the Neutral a copy of all exhibits on which such party intends to rely at the hearing, a pre-hearing brief (up to 30 pages) and a proposed disposition of the dispute (up to 5 pages). The proposed disposition shall be limited to proposed rulings and remedies on each issue, and shall contain no argument on or analysis of the facts or issues;
provided, however, that the parties will not present proposed monetary remedies. Within five (5) business days after close of the hearing, each party may submit a post-hearing brief (up to 10 pages) to the Neutrals.

(iv) ADR Ruling; Fees and Expenses. The Neutrals shall render a disposition on the proposed rulings as expeditiously as possible after the hearing, but not later than fifteen (15) business days after the conclusion of the hearing. The Neutrals shall rule on each issue and a decision of a majority of the Neutrals shall control, but in all events, the majority of Neutrals shall adopt in its entirety the proposed ruling of one of the parties on each issue.
In the circumstances where the Neutrals rule for a party on a claim in the form of a claim for monetary damages, the parties will then submit a proposed remedy within ten (10) days of notice of the ruling.
The proposed remedy may be accompanied by a brief in support of the remedy not to exceed five (5) pages.
A majority of the Neutrals will rule on and adopt one of the proposed remedies within ten (10) days of their submission. The Neutrals' disposition shall be final.
A judgment on the Neutrals' disposition may be entered in any court having jurisdiction over the parties.
The reasonable fees and expenses of the Neutrals shall be borne equally by the parties or as they otherwise agree.

(v)   AAA Rules.  Except as otherwise provided in this
Section 2.2(h), the Commercial Arbitration Rules of the American Arbitration Association shall be used in connection with the ADR.

(vi) Waiver. A party shall not be prohibited from bringing a claim for resolution under this Section
2.2(i) on the grounds that the claim could have been brought during an earlier proceeding under this Section.

2.3. Target Representation Rights. A majority of the Target Stockholders together will have the right to appoint one person who will have observation rights on the Parent Board of Directors meetings for three years from the Effective Date. A majority of the Target Stockholders who may appoint such a person shall have the right to remove and replace such person at any time and from time to time during such three year period.

3. Representations and Warranties of Target. Target hereby represents and warrants to Parent and Acquirer as follows. For purposes of this Agreement, the term
"Knowledge" in relation to Target means the actual knowledge, after reasonable inquiry, of Donald J.
McCarren, Glynn Wilson or F. J. Daugherty.

3.1.   Incorporation; Authority.  Target is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted in all material respects. Target has made available to Parent complete and correct copies of its Certificate of Incorporation and By-Laws and all amendments thereto.

3.2. Corporate Power, Binding Effect. Subject to the Target Stockholders' approval, Target has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger, and to perform all of its agreements and obligations under this Agreement and the Certificate of Merger in accordance with their terms. This Agreement has been duly authorized by Target's Board of Directors, has been duly executed and delivered by Target and constitutes the legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, subject only, in respect of the consummation of the Merger, to requisite approval by the Target Stockholders, and except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which a proceeding therefor may be brought
(collectively, the "Enforcement Exceptions"). Upon execution and delivery by Target of the Certificate of Merger on the Closing Date, the Certificate of Merger will have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of, Target subject to the Enforcement
Exceptions. Neither the execution, delivery or performance by Target of this Agreement nor of the Certificate of Merger in accordance with their respective terms will result in any violation of or default or creation of any lien under, or the acceleration or vesting or modification of any right or obligation under, or in any conflict with, Target's
Certificate of Incorporation or by-laws or of any agreement, instrument, judgment, decree, order, statute, rule or regulation binding on or applicable to Target, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Target.

3.3.   Subsidiaries.  Target does not have any
subsidiaries and does not own or hold of record and/or beneficially any shares of any class in the capital stock of any corporation. Target does not own any legal and/or beneficial interests in any partnerships, business trusts or joint ventures or in any other unincorporated business enterprise.

3.4. Qualification. Target is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary.

3.5. Capitalization. The authorized capital of Target consists of 20,000,000 shares of Target Common
Stock, 461,269 shares of which are issued and outstanding on the date hereof and 6,000,000 shares of Target Preferred Stock 1,810,000 shares of which are issued and outstanding on the date hereof. All such outstanding shares of Target Common Stock and Target
Preferred Stock are owned of record by the Target
Stockholders and the Target Preferred Stockholders as set forth on Schedule 3.5 hereto and are validly issued, fully paid and non-assessable. Schedule 3.5 hereto sets forth a list of all holders of Claims together with the amount of Target Preferred Stock or Target Common Stock to which such Claim holder would have otherwise been entitled to if such Claim holder had not waived and released his or its rights to Target Preferred or Common Stock. Except as set forth in Schedule 3.5, Target is neither a party to nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for Target to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Target Common Stock or Target Preferred
Stock or any other equity security of Target or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Target Common Stock or Target Preferred Stock or any other equity security of Target or obligating Target to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof there are no outstanding contractual obligations of the Target to repurchase, redeem or otherwise acquire any shares of capital stock of the Target.

3.6. Lawful Issuance. All of the outstanding shares of Target Common Stock and Target Preferred Stock were issued pursuant to exemptions from registration under the Securities Act of 1933, as amended (the
"Securities Act") and applicable state and other securities laws, and all rules and regulations thereunder. There exists no valid right to rescind any purchase thereof from or issuance thereof by Target. No class of securities of Target is required to be registered under any provision of the Securities
Exchange Act of 1934, as amended (the "Exchange Act").

3.7. Financial Statements. Attached as Schedule 3.7 hereto, are copies of (i) the audited balance sheet of Target as of December 31, 1995, (the "Audited Balance
Sheet"), and the related audited statements of income and stockholders' equity and changes in financial position of Target for the fiscal years ended December
31, 1994 and 1995 accompanied by a report and opinion thereon of KPMG Peat Marwick and (ii) the unaudited balance sheet of Target for the quarter ended June 30, 1996, and related unaudited statements of income for such quarter and an unaudited balance sheet and statement of income for the fiscal year ended December
31, 1996. Additionally, Target hereby agrees to provide Parent with unaudited quarterly updates of its balance sheet and related statement of income for such quarters after December 31, 1996, and up to and including the date of execution and delivery of this Agreement and thereafter up to and including the Closing Date. The Audited Balance Sheet and each other such balance sheet fairly presents the financial condition of Target in all material respects as of its date; and each of such statements of income and stockholders' equity and changes in financial position and statements of operations fairly presents the results of operations, stockholders' equity and changes in financial position of Target for the period covered thereby.

3.8. Absence of Certain Changes. Except as set forth on Schedule 3.8, since the date of the Audited
Balance Sheet, there has not been: (i) any change in the business of Target or in its relationships with suppliers other than changes which were both in the ordinary course of business and have not had a material adverse effect on the business, assets or financial condition of Target; (ii) any acquisition or disposition by Target of any material amount of assets or properties other than in the ordinary course of business; (iii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the business of Target; (iv) any declaration, setting aside or payment of any dividend or any other distributions in respect of any class of the capital stock of Target; (v) any issuance of any shares of any class of the capital stock of Target or any direct or indirect redemption, purchase or other acquisition of any shares of any class of the capital stock of Target; (vi) any increase in the compensation, pension or other benefits payable or to become payable by Target to any of its officers or employees, or any bonus payments or arrangements made to or with any of them; (vii) any entry by Target into any transaction other than in the ordinary course of business; (viii) any incurrence by Target of any material obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (ix) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of Target, other than those arising by operation of law which do not materially impair the operation of Target's business; (x) any change in accounting principles, practices or methods used by Target; or (xi) any discharge or satisfaction by Target of any lien or encumbrance or payment by Target of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Audited Balance Sheet and (B) current liabilities incurred since the date of the Audited Balance Sheet in the ordinary course of business.

3.9. Title to Property, Leases, etc. Except as set forth in Schedule 3.9(a) hereto, Target has good and marketable title to all of its tangible properties and assets, including, without limitation, all those reflected in the Audited Balance Sheet (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of the Audited Balance Sheet), all free and clear of all liens, pledges, charges, security interests, mortgages, encumbrances or title retention agreements of any kind or nature. All such properties and assets are "as-is." Schedule 3.9(b) hereto sets forth a complete and correct list of all capital assets and real properties of Target having a book or fair market value in excess of $10,000. Schedule 3.9(c) hereto sets forth a complete and correct description of all leases of real property under which Target is lessor or lessee and all other leases having a remaining term of more than twelve (12) months or an aggregate remaining rental obligation of more than $10,000 to which Target is a party, whether as lessor or lessee.
Complete and correct copies of all such leases have been delivered to Parent. Each such lease is valid and subsisting and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default thereunder.

3.10. Indebtedness. Except for Indebtedness (as defined in paragraph 16) reflected or reserved against in the Audited Balance Sheet and Indebtedness incurred in the ordinary course of business after the date of the Audited Balance Sheet, Target has no material
Indebtedness outstanding at the date hereof. Except as set forth on Schedule 3.10, Target is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by Target or the operation of the business of Target. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of Target have been made available to Parent.

3.11. Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Audited Balance Sheet or incurred in the ordinary course of business after the date of the Audited
Balance Sheet or described in any Schedule hereto, Target has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, including, without limitation, any liabilities for taxes due or to become due, which would have a material adverse effect on the business, assets or financial condition of Target, taken as a whole, or would be required by generally accepted accounting principles to be reflected on a balance sheet of Target.

3.12.   Taxes and Tax Returns.

(a) All material Taxes of any nature whatsoever due and payable by Target prior to the execution hereof and all Tax Returns required to be filed prior to such date have been properly computed in all material respects, duly and timely filed (taking into consideration extensions of time to file) and fully paid and discharged. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax or Tax Return for any period. Target has paid all material Taxes which have become due pursuant to Tax Returns and has paid all installments of estimated Taxes due. All material
Taxes and other material assessments and levies which it is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. All material Taxes not yet due and payable have been properly accrued on the financial statements of it. Subsequent to the date hereof and prior to the Closing Date hereunder, all Tax Returns shall be timely and accurately filed, and any material Tax payable as shown thereby shall be paid, as required by applicable law. Target has not requested nor been granted an extension of the time for filing any Tax Return to a date later than the Closing Date. There are no determined material tax deficiencies or proposed tax assessments (or to the best of its knowledge and belief, the prospects for the same) against it. Target has not incurred any material liability for penalties, assessments or interest under any federal, state, local or foreign tax laws. Target has withheld and paid all material
Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(b)   There are no liens for Taxes (other than current
Taxes not yet due and payable) on Target's assets.
There is no audit, action, suit, or taxing authority proceeding now in progress, pending or to its Knowledge threatened against it or with respect to any Tax of it, and no claim has ever been made by a taxing authority in a jurisdiction where it does not pay Tax or file Tax Returns that it is or may be subject to Taxes assessed by that jurisdiction.

(c) Target has not been a member of any affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated, aggregate, or unitary income Tax Return. It has never been and is not now a party to or bound by any Tax indemnification, Tax allocation, or Tax sharing agreement or other contractual obligation pursuant to which it is or may at any time in the future be obligated to indemnify any other person or entity with respect to Taxes.

(d)   Target is not a party to any agreement,
contract, arrangement, or plan that has resulted, or could result by reason of the transactions contemplated hereby, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

(e) Target has provided the other party with true and complete copies of all Tax Returns filed with respect to it for taxable periods ending after December 31, 1990, and all examination reports and statements of deficiencies assessed against or agreed to be paid by it with respect to such taxable periods.

3.13. Litigation, etc. No action, suit, proceeding or investigation (whether conducted by any judicial or regulatory body or other person) is pending or, to the Knowledge of Target, threatened against Target (nor is there any basis therefor to the Knowledge of Target) which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or which might reasonably be expected, either in any case or in the aggregate, to materially adversely affect the business, assets, or financial condition of Target or materially impair the right or the ability of Target to carry on its business substantially as now conducted.

3.14.   Safety, Zoning and Environmental Matters.
Neither the offices or properties in or on which Target carries on its business nor the activities carried on therein are in violation of any zoning, health or safety law or regulation, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, except where a violation would not have a material adverse effect on the business, assets or financial condition of the Target. To Target's
Knowledge:

(a) Target is not in violation of any judgment, decree, order, law, license, rule or regulation purporting to regulate environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the
Comprehensive Environmental Response, Compensation and
Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986
("SARA"), the Federal Clean Water Act, the Federal
Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the business, assets, or financial condition of Target;

(b) Target has not received notice from any third party including without limitation any federal, state or local governmental authority, (i) that Target or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities
List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste as defined by 42 U.S.C. paragraph 6903(5), any hazardous substances as defined by 42 U.S.C.
paragraph 9601(14), any pollutant or contaminant as defined by 42 U.S.C. paragraph 9601(33) and any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous
Substances") which Target has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Target conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that Target is or shall be a named party to any claim, action, cause of action, complaint (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c) except where any of the following would not have a material adverse effect on the business, assets, or financial condition of Target, (i) no portion of the property of Target has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous
Substances is located on such properties; (ii) in the course of any activities conducted by Target no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous
Substances on, upon, into or from the properties of Target, which releases would have a material adverse effect on the value of such properties or adjacent properties or the environment; (iv) there have been no releases on, upon, from or into any real property in the vicinity of the real properties of Target which, through soil or groundwater contamination, have come to be located on, and which would have a material adverse effect on the value of, the properties of Target; and (v) in addition, any Hazardous Substances that have been generated on the properties of Target, have been transported in accordance with applicable
Environmental Laws; and

(d) none of the properties of Target are currently subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby.

3.15. Labor Relations. Target is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending or, to the knowledge of Target, threatened against Target alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against Target pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or to the knowledge of Target threatened against or involving Target. No representation question exists respecting any of the employees of Target. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Target and no claim therefor has been asserted. None of the employees of Target is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Target. Except as described on Schedule 3.15 hereto, Target has not experienced any work stoppage or other material labor difficulty during the last five years.

3.16. Contracts. Except for contracts, agreements, or other arrangements that have been fully performed and with respect to which Target has no further obligations or liabilities and except as listed in
Schedule 3.16, Target is not a party to or otherwise bound by any agreement, instrument, or commitment that is material to its financial condition, operations, business or assets, and Target is not a party to or otherwise bound by any agreement, instrument, or commitment that may materially and adversely affect its ability to consummate the transactions contemplated hereby, including without limitation any:

(a) agreement for the purchase, sale, lease, or license by or from it of assets, products, or services requiring total payments by or to it in excess of $10,000 in any instance, or entered into other than in the ordinary course of the operation of its business;

(b) agreement or other commitment pursuant to which it has agreed to indemnify or hold harmless any other
Person, including without limitation, for any liabilities, penalties, losses, damages, or costs, or expenses related thereto, arising out of or in connection with any presence, use, generation, treatment, storage, transportation, recycling, disposal, or release of any Hazardous Substances;

(c) (i) employment agreement, (ii) consulting agreement, or (iii) agreement providing for severance payments or other additional rights or benefits
(whether or not optional) in the event of the sale or other change in control of it;

(d) agreement with any current or former affiliate, stockholder, officer or director of it or with any Person in which, to Target's Knowledge, any such affiliate of it has an interest;

Target has delivered or made available to Parent correct and complete copies (or written summaries of the material terms of oral agreements or understandings) of each agreement, instrument, and commitment listed in Schedule 3.16 hereto, each as amended to date. Each such agreement, instrument, and commitment is a valid, binding and enforceable obligation of Target, and, to the Knowledge of Target, of the other party or parties thereto, subject as to enforcement to the Enforcement Exceptions, and is in full force and effect. Neither Target nor, to its Knowledge, any other party thereto, is in breach of or noncompliance with any term of any such agreement, instrument, or commitment (nor to the Knowledge of Target is there any reasonable basis for any of the foregoing), except where any such breach or non-compliance would not have a material adverse effect on the business, assets, or financial condition of the Target. No agreement, instrument, or commitment listed in Schedule 3.16 hereto, includes or incorporates any provision, the effect of which could reasonably be expected to enlarge or accelerate any of the obligations of Target or to give additional rights to any other party thereto, or to terminate, lapse, or in any other way be affected, by reason of the transactions contemplated by this Agreement.

3.17. Intellectual Property. Schedule 3.17 contains an accurate and complete list of all patents, patent applications, trademarks, tradenames, service marks, logos, copyrights, and licenses known to be used in or necessary to Target's business as now being conducted
(collectively, and together with any technology, know-how, trade secrets, processes, formulas and techniques used in or necessary to its business, the "Intellectual Property"). Target owns, or is licensed or believes to otherwise have the full unrestricted right to use, all Intellectual Property used in or necessary to its business, and no other intellectual property rights, privileges, licenses, contracts, or other instruments, or evidences of interests are believed necessary to the conduct of its business as currently conducted, with only such exceptions as have no material adverse effect on its business condition
(financial or otherwise), or its prospects.

In any instance where Target's rights to Intellectual
Property arise under a license or similar agreement, this is indicated in Schedule 3.17 and such rights are licensed exclusively to it, except as indicated in
Schedule 3.17.  Except as indicated in Schedule 3.17,
it has no knowledge of any obligation to compensate any other Person for the use of any Intellectual
Property. Schedule 3.17 lists every instance in which it has granted to any other person any license or other right to use in any manner any of the Intellectual Property, whether or not requiring the payment of royalties (other than commercial licenses of software entered into in the ordinary course of business). No other person has an interest in or right or license to use any of its Intellectual
Property. To the best of Target's knowledge, none of its Intellectual Property (except patent applications) is being infringed by others, or is subject to any outstanding order, decree, judgment, or stipulation.
Except as set forth in Schedule 3.17, no litigation
(or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to its Intellectual
Property is pending, or to the best of its knowledge, threatened, nor, to the best of its knowledge, is there any basis for any such litigation or proceeding.
No litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) charging Target with infringement of any patent, trademark, copyright, or other proprietary right is pending, or to the best of Target's knowledge, threatened, nor, to the best of Target's knowledge, is there any basis for any such litigation or proceeding. Target maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of its Intellectual
Property as constitutes trade secrets.

3.18 Insurance. Schedule 3.18 lists the policies of theft, fire, liability (including products liability), worker's compensation, life, property and casualty, directors' and officers', and other insurance owned or held by it. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds, or underwriters, are of the kinds and cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with prudent business practice. All such policies are in full force and effect, are sufficient for compliance in all material respects by it with all requirements of law and of all agreements to which it is a party, and provide that they will remain in full force and effect through the respective dates set forth in Schedule 3.18 and will not terminate or lapse or otherwise be affected in any way by reason of the Merger or the other transactions contemplated hereby.

3.19.   Governmental Consent, Non-Contravention, etc.
Except as described in Schedule 3.19, Target holds no licenses, permits or other authorizations issued by any governmental agency to Target related to its properties or business. No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of Target, is required in connection with the Merger or the consummation of any other transaction contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate (i) any provision of the charter or by-laws of Target, or
(ii) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to Target.

3.20.   Employee Benefit Plans. Target does not
maintain or have any obligation to make contributions to, any employee benefit plan (an "ERISA Plan") within the meaning of Section 3(3) of the United States
Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or, except as set forth on Schedule
3.20 hereto, any other retirement, profit sharing, stock option, stock bonus or employee benefit plan (a
"Non-ERISA Plan"). Target has heretofore delivered to Parent true, correct and complete copies of each Non-
ERISA Plan. All such Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans, and the terms and conditions of the respective plan documents.

3.21. Potential Conflicts of Interest. Except as set forth on Schedule 3.21, no officer or director of Target (i) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a lessor, lessee, customer or supplier of Target; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property which Target is using or the use of which is necessary for the business of Target; or
(iii) has any cause of action or other claim whatsoever against, or owes any amount to, Target, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.

3.22.   Brokers.  Except as set forth on Schedule
3.22, no finder, broker, agent or other intermediary has been retained or utilized by, or has acted for or on behalf of, Target in connection with the negotiation or consummation of the transactions contemplated hereby.

3.23.   Compliance with Other Instruments, Laws, etc.
Target has complied in all material respects with, and is in compliance in all material respects with, (i) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, (ii) all unwaived terms and provisions of all contracts, agreements and indentures to which Target is a party, or by which Target or any of its properties is subject, and (iii) its charter and by-laws, each as amended to date, except where any such failure to comply would not have a material adverse effect on the business, assets or financial condition of Target. Except as described on
Schedule 3.23, Target does not have or need any licenses, permits or other authorizations from governmental authorities for the conduct of its business or in connection with the ownership or use of its properties, except where the failure to have any such license, permit or other authorization would not have a material adverse effect on the business, assets or financial condition of the Target.

3.24.   Minute Books.   The minute books of Target
made available to Acquirer for inspection accurately record therein all actions taken by Target's Board of Directors and shareholders.

3.25.   Absence of Registration Obligations.   Target
has no obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

3.26.   Ownership of Parent Common Stock.   As of the
date hereof the Target (i) does not beneficially own, directly or indirectly, and (ii) is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Parent, which in the aggregate represent 5% or more of the outstanding shares of capital stock of Parent entitled to vote generally in the election of directors.

3.27. Full Disclosure. To the best of its Knowledge and belief, no representations or warranties of Target herein or in the Schedules hereto are materially misleading.

4.   Representations and Warranties of Parent and
Acquirer. Parent and Acquirer represent and warrant to Target (for the benefit of Target prior to the Effective Date and for the benefit of Target
Stockholders after the Effective Date) as follows.
For purposes of this Agreement, the term "Knowledge" in relation to Parent or Acquirer means the actual knowledge, after reasonable inquiry, of Kerry P. Gray or Stephen B. Thompson.

4.1.   Organization and Standing of Parent and
Acquirer. Each of Parent and Acquirer is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. Each of Parent and Acquirer has delivered to Target complete and correct copies of its Certificate of Incorporation and By-Laws and all amendments thereto.
Parent is duly qualified and in good standing as a foreign corporation in each jurisdiction, if any, in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary.

4.2.   Corporate Power, Binding Effect.  Each of
Parent and Acquirer has all requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement among the Parent and each of the Target Stockholders substantially in the Form of Exhibit C attached hereto (the "Registration
Rights Agreement") and to perform all of its agreements and obligations under this Agreement and the Registration Rights Agreement in accordance with their respective terms. Acquirer has all requisite power and authority to enter into the Certificate of Merger and to perform all of its obligations under the Certificate of Merger. This Agreement and the
Registration Rights Agreement have been duly authorized by each of Parent's and Acquirer's Board of Directors, has been duly executed and delivered by Parent and Acquirer and constitutes the legal, valid and binding obligations of Parent and Acquirer, enforceable against Parent and Acquirer in accordance with its terms. Neither the execution, delivery or performance by either Parent or Acquirer of this Agreement or the Certificate of Merger or the Registration Rights Agreement, as applicable, in accordance with their respective terms will result in any violation of or default or creation of any lien under, or the acceleration or vesting or modification of any right or obligation under, or in any conflict with, either Parent's or Acquirer's Certificate of Incorporation or by-laws or of any agreement, instrument, judgment, decree, order, statute, rule or regulation binding on or applicable to Parent or Acquirer, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Parent or Acquirer.

4.3. Capitalization. The authorized capital of Acquirer consists of 1000 shares of common stock, par value $.001 per share, all of which shares have been issued to and are owned by Parent as of the date hereof. The authorized capital of Parent consists of 60,000,000 shares of Parent Common Stock, 31,391,324 shares of which are issued and outstanding on the date hereof and 10,000,000 shares of preferred stock, none of which shares are issued and outstanding as of the date hereof. All of such outstanding shares are validly issued and outstanding, fully paid and nonassessable. All shares of Parent Common Stock to be issued to Target Stockholders under this Agreement
(including under paragraph 2.1 and paragraph paragraph 2.2) will, when issued, be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Parent
Reports (as defined below), Parent is neither a party to nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for Parent to issue, deliver or sell, or cause to be issued, delivered or sold any shares of any equity security of Parent or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of any equity security of Parent or obligating Parent to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements.

4.4. Reports and Financial Statements. Parent has previously furnished to Target complete and accurate copies, as amended or supplemented, of its (i) Annual
Reports on Form 10-K for the fiscal years ended 1995 and 1996, together with all exhibits thereto, as filed with the Securities and Exchange Commission (the
"Commission"), (ii) proxy statement relating to the Annual Meeting of Stockholders to be held on May 29, 1997, (iii) Quarterly Reports on Form 10-Q, together with all exhibits thereto, as filed with the Commission since December 31, 1996 and (iv) other reports filed by Parent with the Commission since
December 31, 1996 (such reports and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Parent
Reports").  As of their respective dates, the Parent
Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Parent included in the Parent
Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Parent. Since December
31, 1996, there has been no material adverse change in the business, assets or financial condition of Parent.

4.5. Government Consents, etc. No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of it is required in connection with the Merger or the consummation of any other transaction contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate (i) any provision of the charter and by-laws of Parent or Acquirer, or (ii) any order, judgment, injunction, award or decreed of any court or state or federal governmental or regulatory body applicable to Parent or Acquirer.

4.6. Brokers. Neither Parent nor Acquirer has retained, utilized or been represented by any broker or finder in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

4.7. Full Disclosure. To the best of its knowledge and belief, no representations or warranties of Parent or Acquirer herein or in the Schedules hereto are materially misleading.

5.   Conduct of Target Business Prior to Effective
Date.

Target covenants and agrees that, from and after the date of this Agreement and until the Effective Date, except as otherwise provided herein or specifically consented to or approved by Parent in writing:

5.1.   Full Access.  Target shall afford to Parent and
Acquirer and their authorized representatives full access during normal business hours and with reasonable advance notice to all properties, books, records, contracts and documents of Target and a full opportunity to make such investigations as they shall reasonably desire to make of Target, and the Target shall furnish or cause to be furnished to Parent and Acquirer and their authorized representatives all such information with respect to the affairs and businesses of Target as Parent or Acquirer may reasonably request.

5.2. Carry on in Regular Course. Target shall use commercially reasonable efforts to preserve all of its accounting and business records, corporate records, trade secrets and proprietary information and other
Intellectual Property for the benefit of the Surviving
Corporation.

5.3.   No Dividends, Issuances, Repurchases, etc.
Target shall not declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of, any shares of its capital stock, or, except as set forth on Schedule
5.3, issue, purchase, redeem or acquire for value any shares of its capital stock, or issue any options, warrants or other rights to acquire shares of its capital stock or securities exchangeable for or convertible into shares of its capital stock, except for the issuance of shares of capital stock of Target upon the exercise of options or warrants outstanding on the date hereof or upon the conversion of convertible promissory notes outstanding on the date hereof as provided in paragraph 2.1(e) and paragraph 7.9 of this Agreement.

5.4. No General Increases. Target shall not grant any increases in the rates of pay to its employees, consultants or officers nor by means of any bonus, insurance, pension or stock option or other benefit plan or other contract or commitment increase in any amount the benefits or compensation of any such person, including without limitation, by adding or increasing any benefits payable or contingent upon the Merger.

5.5. Contracts and Commitments. Target shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with its normal business practices, including without limitation, any contract or commitment relating to Target's Intellectual
Property.

5.6. Sale of Capital Assets. Target shall not (i) sell, lease as lessor, license as licensor, or otherwise dispose of any capital asset with a market value in excess of $10,000, or of capital assets of market value aggregating with respect to Target taken as a whole in excess of $10,000, (ii) sell, lease as lessor, license as licensor, or otherwise dispose of any asset other than in the ordinary course of business; provided, that Target shall not license any of Target's Intellectual Property, (iii) borrow money,
(iv) incur or pay any material liability other than in the ordinary course of business, or (v) guarantee or otherwise incur any material liability with respect to the obligation of any other Person.

5.7. Preservation of Organization. Target shall use commercially reasonable efforts to preserve for Parent and Acquirer the present relationships with suppliers and others having business relations with Target.
Target shall not amend its Certificate of Incorporation or by-laws. Target shall not merge or consolidate with any other corporation, or acquire any stock of, or, except in the ordinary course of business, acquire any assets or property of any other business entity whatsoever.

5.8. No Default. Target shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of Target, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Target.

5.9. Compliance with Laws. Target shall duly comply with all laws, regulations and orders applicable with respect to its business, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Target.

5.10. Advice of Change. Target shall promptly advise Parent in writing of any development or change in circumstance (including any litigation to which it may become a party or of which it may gain Knowledge) that does or could reasonably be expected to (i) call into question the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) adversely affect the ability of the parties to consummate the transactions contemplated hereby, or
(iii) have any material adverse effect on the business, financial condition, or assets of Target.

5.11.   Stockholders Meeting; No Shopping, etc.
Target shall call a special meeting of the Target
Stockholders to consider and vote upon the approval of this Agreement and the Merger and the other transactions contemplated hereby. Target shall recommend to its stockholders the approval of this Agreement and the Merger and the other transactions contemplated hereby and shall use its best efforts to solicit and obtain the requisite vote of approval and Target shall not solicit from any person or otherwise encourage or support any person in making any offers, inquiries or proposals relating to the acquisition of any securities or assets of Target or any merger with Target and will not supply to any person any non-public information concerning Target for any such purpose or with any such likely effect.

5.12. Consents of Third Parties. Target shall use commercially reasonable efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to Parent and Parent's counsel, to the consummation of the transactions contemplated by this Agreement, by each party to any contract, commitment or obligation of Target, in each case under which such consent is required.

5.13. Satisfaction of Conditions Precedent. Target shall use commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in paragraphs 7 and 8 hereof.

6.   Conduct of Parent Business Prior to Effective
Date.

Parent covenants and agrees that, from and after the date of this Agreement and until the Effective Date, except as otherwise provided herein or specifically consented to or approved by Target in writing:

6.1. Compliance with Laws. Parent shall duly comply with all laws, regulations and orders applicable with respect to its business, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Parent.

6.2.   Advice of Change.  Parent shall promptly advise
Target in writing of any development or change in circumstance (including any litigation to which it may become a party or of which it may gain Knowledge) that does or could reasonably be expected to (i) call into question the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) adversely affect the ability of the parties to consummate the transactions contemplated hereby, or (iii) have any material adverse effect on the business or financial condition of Parent.

6.3. Satisfaction of Conditions Precedent. Parent shall use its best efforts to cause the satisfaction of the conditions precedent contained in paragraphs 7 and 8 hereof.

7.   Conditions Precedent to Parent's and Acquirer's
Obligations. Notwithstanding the provisions of paragraphs 1 and 2, Parent and Acquirer shall be obligated to perform the acts contemplated for performance by them under paragraphs 1 and 2 only if each of the following conditions is satisfied at or prior to the Closing
Date, unless any such condition is waived by Parent and Acquirer:

7.1.   Accuracy of Representations and Warranties by
Target. The representations and warranties of Target set forth in paragraph 3 of this Agreement (including any schedules thereto) shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for changes permitted or required by this Agreement.

7.2. Compliance by Target. Target shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it on or before the Closing Date.

7.3. Approval by Stockholders; Delivery of Agreement of Merger. The Target Stockholders shall have authorized and approved this Agreement and the Merger contemplated hereby as required by applicable law and the Certificate of Incorporation and By-laws of Target and Target shall have duly executed and delivered or caused to be duly executed and delivered the Certificate of Merger and the Related Agreements.

7.4. No Restraining Order. No restraining order or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition shall prevent the consummation of the Merger or other transactions contemplated by this Agreement, and no petition or request for any such injunction or other order shall be pending.

7.5. No Material Change. There shall not have been any material adverse change in the business or assets of Target.
7.6. Officers' Certificates. Target shall have executed and delivered to Acquirer and Parent at and as of the Closing (i) a certificate, duly executed by Target's President or any Vice President, in form and substance satisfactory to Parent and Parent's counsel, certifying that each of the conditions specified in this paragraph 7 have been satisfied and (ii) a certificate in the form of Exhibit D attached hereto.

7.7. Resignations of Directors and Officers. All of the directors and officers of Target that Parent or the Acquirer have requested resign their positions shall have resigned their positions with Target on or prior to the Closing Date, and prior thereto shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as Parent shall have requested.

7.8. Opinion of Target's Counsel. Target shall have delivered to Parent and Acquirer an opinion of Perkins
Coie, counsel to Target, dated the Closing Date, such opinion to contain customary exceptions, limitations and assumptions, to be based in part on customary certificates of public officials and Target officers, and to be in form and substance reasonably satisfactory to Parent and substantially in the form of Exhibit E attached hereto.

7.9.   Exercise and Exchange of Stock Options;
Conversion of Convertible Promissory Notes; Release of
Claims. Each outstanding stock option, warrant, Claim and other right to acquire the capital stock of Target shall have been exercised, waived or released and/or
Target shall have entered into an agreement, satisfactory in form and substance to Parent and its counsel, with each person holding outstanding stock options, warrants, Claims and other rights to purchase shares of the capital stock of Target. Target's Stock
Plan shall have been terminated as of the Closing Date and shall be of no further force or effect.

7.10.   Liabilities of Target.  Other than (i)
accounts payable of not more than $700,000; (ii) loans payable of not more than $363,500 (including all principal amounts and accrued interest as of the Closing Date and interest due and payable within thirty (30) days after the Closing Date); and (iii) capital lease obligations on the capital equipment of Target, there shall be no other liabilities shown on the unaudited balance sheet of Target dated the Closing Date, such unaudited balance sheet fairly presenting the financial condition of Target as of such date in all material respects and being acceptable to Parent (the "Target Closing Balance
Sheet").

7.11.   Tax Opinion.  The delivery by Bingham, Dana &
Gould LLP to Parent and Acquirer of an opinion, in form and substance reasonably acceptable to Parent and Acquirer, that the Merger is a tax free reorganization under Section 368(a) of the Code.

7.12. Consents. All consents required to be secured by Target pursuant to paragraph 5.12 shall have been secured on or prior to the Closing Date.

7.13. Facility Lease. The Facility Lease by and between Target and David Sabey shall have been terminated and Target shall have no further obligations under any lease.

7.14. Lock-Up Agreement. Medical Innovation Fund II shall have executed and delivered to Parent a Lock-Up
Agreement substantially in the form of Exhibit F attached hereto.

7.15. Employment Agreements. All of the employment and consulting agreements to which Target is a party or to or by which Target is bound (including the agreements with Donald McCarren and Glyn Wilson) shall have been resolved upon terms and conditions acceptable to Parent.

7.16. Proceedings and Documents Satisfactory. All proceedings in connection with the Merger contemplated by this Agreement and the other transactions contemplated hereby and all certificates and documents delivered to Parent or Acquirer pursuant to this paragraph 7 or otherwise reasonably requested by Parent or Acquirer shall be executed and delivered by Target and shall be reasonably satisfactory to Parent, Acquirer and their counsel.

7.17.   Private Placement.  The issuance of the Parent
Common Stock to the Target Stockholders and all holders of Claims shall qualify as a private placement under Regulation D of the Securities Act and shall be exempt from registration under the Federal Securities laws and all state and other securities laws.

7.18. Settlements With Certain Creditors. Target shall have executed settlement and release agreements with each of Donald McCarren, Glynn Wilson, Joseph
Daugherty, Grayson, Medical Innovation Partners (and its affiliates), David Sabey and any other creditor reasonably requested by Parent in form and substance satisfactory to Parent providing for the full and final settlement of any claims of such parties against Target and releasing Target from any liabilities incurred prior to the execution of such agreements.

8.   Conditions Precedent to Target's Obligations.
Notwithstanding the provisions of paragraphs 1 and 2, Target and Target Stockholders shall be obligated to perform the acts contemplated for performance by them under paragraphs 1 and 2 only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived by Target:

8.1.   Accuracy of Representations and Warranties by
Parent and Acquirer. The representations and warranties of Parent and Acquirer set forth in paragraph 4 of this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for changes permitted or required by this Agreement.

8.2.   Compliance by Parent and Acquirer.  Parent and
Acquirer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed or complied with by them by the Closing Date.

8.3. No Restraining Order. No restraining order or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition shall prevent the Merger or other transactions contemplated by this Agreement, and no petition or request for any such injunction or other order shall be pending.

8.4.   Parent Certificates.  Parent shall have
delivered to Target (i) a certificate of its President or one of its Vice Presidents dated the Closing Date, in form and substance satisfactory to Target and Target's counsel, certifying that the conditions set forth in each of paragraphs 8.1, 8.2, and 8.3 have been satisfied, and (ii) a certificate in the form attached hereto as Exhibit G.

8.5. Other Documents. Acquirer shall have duly executed and delivered the Certificate of Merger.
Parent shall have duly executed and delivered the Related Agreements.

8.6. Opinion of Parent's Counsel. Parent shall have delivered to Target an opinion of Bingham, Dana &
Gould LLP., counsel for Parent and Acquirer, dated the Closing Date, such opinion to contain customary exceptions, limitations and assumptions and to be based in part on customary certificates of public officials and Parent officers, and to be in form and substance reasonably satisfactory to Target and substantially similar to Exhibit H attached hereto.

8.7. Assumption of Guaranty. Parent shall indemnify and hold harmless Medical Innovation Partners and/or
Medical Innovation Fund II from all claims, liabilities and costs arising from a claim by the lessor for payment of any amount owing under the guarantee of either with respect to the equipment leases of Target set forth on Schedule 8.7 hereto.
The aggregate amounts owing under such leases is approximately $294,000.

9. Confidential Information; No Publicity. Any and all non-public information disclosed by Parent and Acquirer to Target or by Target to Parent or Acquirer as a result of the negotiations leading to the execution of this Agreement, or in furtherance hereof, shall remain confidential and be subject to the Confidentiality Agreement dated March 21, 1996 between
Parent and Target. If the consummation of the transactions contemplated by this Agreement does not take place for any reason, each of Parent and Acquirer on the one hand and Target on the other will return promptly all documents containing non-public information relating to the other side.

10. Securities Laws Matters. Target agrees to cooperate with Parent and Acquirer in qualifying the issue of Parent Common Stock to the Target
Stockholders under paragraph 4(2) and/or Regulation D of the Commission under the Securities Act and in complying with all state and other securities laws in respect thereto. Neither Target nor any of its agents is or shall be authorized to act on Parent's or Acquirer's behalf with respect to any aspect of the transactions contemplated by this Agreement or make any solicitations of or representations to any of the Target Stockholders on Parent's or Acquirer's behalf.
Neither this Agreement nor any other by Parent or Acquirer shall be deemed an offer with respect to Parent Common Stock.

11.   Survival and Materiality of Representations.
Each of the representations and warranties made by the parties hereto shall survive the Closing Date and Effective Date and consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the representations and warranties of the parties hereto shall expire and have no further force or effect on the date that is eighteen (18) months after the Effective Date or following any final arbitration award or determination without appeal regarding the Milestones pursuant to paragraph 2.2(i) hereto with respect to any claim made within such eighteen (18) month period.
Any claims made under or with respect to such representations and warranties on or before the date that is eighteen (18) months or such later date after the Effective Date shall survive until, and only for purposes of, resolution of such claims.

12.   Tax Consequences to the Parties.  Parent and
Acquirer, on the one hand, and Target, on the other, understand and agree that neither Parent and Acquirer, on the one hand, nor Target, on the other, are making any representation or warranty as to the tax consequences of this Agreement and the events and actions contemplated hereby. Nonetheless, all parties hereto agree to report the transactions contemplated hereby on their respective federal income tax returns as a tax-free reorganization under paragraph 368(a) of the Code and to take no action inconsistent with such characterization.

13.   Termination; Liabilities Consequent Thereon.
This Agreement, the Related Agreements and (if executed) the Certificate of Merger may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Date (whether before or after approval of the Merger by the Target
Stockholders or by Parent as sole stockholder of Acquirer) only as follows:

(a)   by Parent or Acquirer, upon notice to Target if
(i) Target shall be in material breach of its obligations hereunder and shall not have cured such breach within a period of ten (10) days after written notice from Parent or Acquirer or (ii) if the conditions set forth in paragraph 7 shall not have been satisfied, or waived by Parent, on or prior to June 4, 1997 or (iii) a material adverse change in any representation or warranty made by Target herein or
(iv) any material adverse change in the business or operations of the Target; or

(b) by Target, upon notice to Parent, if (i) Parent or Acquirer shall be in material breach of its obligations hereunder and shall not have cured such breach within a period of ten (10) days after written notice from Target or (ii) if the conditions set forth in paragraph 8 shall not have been satisfied, or waived by Target, on or prior to June 4, 1997 or (iii) a material adverse change in any representation or warranty made by Parent or Acquirer herein or (iv) any material adverse change in the business or operations of Parent; or

(c) at any time by mutual agreement of the Boards of Directors of Parent and Target.

If this Agreement is terminated by Target other than pursuant to paragraph 13(b) or paragraph 13(c), then the Target shall pay Parent a break up fee of $250,000. If this Agreement is terminated by Parent and Acquirer other than pursuant to paragraph 13(a) or paragraph 13(c), then Parent shall pay Target a break up fee of $150,000 in addition to the $100,000 nonrefundable advance previously made to Target.

14.   Indemnification.

14.1.   By Target's Stockholders.

(a) If the Closing occurs, the Target Stockholders and all Claim holders, jointly and severally (the "Indemnifying Parties"), agree to indemnify and hold
Parent and Acquirer and their respective directors, officers, employees, shareholders and affiliates (the "Indemnified Parties") harmless from and with respect to all Damages related to or arising out of (i) any failure or any breach of any representation or warranty of Target, (ii) any failure to perform any covenant, obligation, undertaking or agreement of Target or any Target Stockholder contained in this Agreement (including any Schedules hereto); provided, however, that the obligation of any Target Stockholder or Claim holder under this pargraph 14.1(a) shall not exceed an amount equal to the fair market value (as of the date of payment) of Parent Common Stock which is represented by the sum of the fair market value (as of the date of payment) of the following categories of Parent Common Stock held by Target Stockholders (x)
Parent Common Stock which has not become vested and paid pursuant to the terms of Sections 2.1 and 2.2 herein or, (y) Parent Common Stock which has become vested and paid but as of the time of any claim have not been registered by Parent pursuant to the Registration Rights Agreement, or (z) Parent Common
Stock which has become vested but as of the time of any claim remains subject to the Lock-Up Agreement; provided, that no shares of Parent Common Stock shall be counted more than once in connection with such calculation. Any liquidated claim of indemnity hereunder shall be payable by the Indemnifying Parties solely in kind in Parent Common Stock from the categories set forth in the preceding sentence.
Parent Common Stock shall be applied to any such liquidated claim based on its fair market value (as of the date of payment) in order of priority from category (y) first, then category (z) after all the Parent Common Stock in category (y) has been applied, and finally to category (x) after all Parent Common
Stock in categories (y) and (z) has been applied.

(b) The adoption of this Agreement and the approval of the Merger by the Target Stockholders shall constitute approval by the Target Stockholders of all of the arrangements relating hereto and thereto, including without limitation, (i) the appointment of the Representatives (as hereinafter defined) and (ii) the authority of the Representatives to defend and/or settle any claims for which the Target Stockholders may be required to indemnify the Indemnified Parties pursuant to this paragraph 14. All decisions and actions by the Representatives shall be binding upon all Target
Stockholders and no Target Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Parent, Acquirer and/or their agents have completed a due diligence investigation of the Target's assets, contracts and business for their own purposes to determine the Parent's and Acquirer's willingness to enter into the transactions contemplated by this Agreement. The representations, warranties or indemnification obligations of Target and its shareholders shall not be deemed waived or otherwise limited in any manner by any such investigation; provided, however, if the Parent or Acquirer gains any specific actual knowledge of a specific breach of any of the Target's representations or warranties (and not a mere awareness of a set of circumstances which later manifests itself as a breach) prior to the Closing, which specific actual knowledge is able to be demonstrated by written evidence that was delivered to the Chief Executive
Officer or Chief Financial Officer of Parent prior to the Effective Date, Parent and Acquirer shall be deemed to have waived such breach if Parent and Acquirer proceed to close the transactions contemplated hereby. Notwithstanding the foregoing, no knowledge of any person may be imputed to either the Chief Executive Officer or Chief Financial
Officer.

14.2.   Method of Asserting Claims.

(a)   All claims for indemnification by an Indemnified
Party pursuant to this paragraph 14 shall be made in accordance with the provisions of this Agreement.

(b) The Indemnified Parties shall give prompt written notification to the Representatives of the commencement or threatened commencement of any action, suit or proceeding (and the facts constituting the basis therefor) or any other basis for which indemnification pursuant to this paragraph 14 may be sought (an
"Indemnification Notice"). In the event of any such claim for indemnification hereunder, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

(c) Within thirty (30) days after delivery of such notification, the Representatives may, upon written notice thereof to the Indemnified Parties, assume control of the defense of any action, suit or proceeding brought by any person other than the Indemnified Parties with counsel reasonably satisfactory to the Indemnified Parties. If the Representatives do not so assume control of such defense, the Indemnified Parties shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Representatives assume control of such defense and the counsel selected by the Representatives concludes that such counsel has a conflict of interest due to the existence of conflicting or different defenses available to the Indemnifying Parties and the Indemnified Parties with respect to such action, suit or proceeding, the reasonable fees and expenses of one firm of separate counsel for all Indemnified Parties shall be paid by the Indemnifying Parties. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Parties shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Representatives, which shall not be unreasonably withheld. The Representatives shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Parties, which shall not be unreasonably withheld.

14.3.   Appointment of Representatives.

(a) Target, Target Stockholders and the Claim holders appoint F. Joseph Daugherty and Robert
Nickoloff (the "Representatives" and each a "Representative") to represent the Target Stockholders and the Claim holders for the purposes specified in this Agreement (including acting as a purchaser representative under Regulation D of the Securities
Act if necessary).

(b) The Representatives shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken hereunder except in the case of bad faith, nor shall they be liable for the default or misconduct of any employee, agent or attorney appointed by them who shall have been selected with reasonable care. The Representatives may consult with counsel of their own choice and shall have full and complete authorization and protection for any action taken or suffered by them hereunder in good faith or in accordance with the opinion of such counsel.

(c)   The Representatives (or any successor
Representatives hereunder) may at any time resign and be discharged of the duties imposed hereunder by giving at least fifteen (15) days' prior notice to the Target Stockholders and Claim holders, in which event, or upon the death or legal disability of any Representative, the Target Stockholders shall appoint a successor Representative by written consent of the holders of a majority of the capital stock of Target at the Effective Date ("Pro Rata Shares").

(d) All actions of the Representatives under this paragraph 14 may be taken by either Representative individually or both Representatives jointly, except that each Representative agrees not to take any action singly unless it is impracticable under the circumstances to first consult with the other Representative.

15.   Expenses.   All expenses incurred by Target or
any Target Stockholder in connection with the preparation and execution of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including any expenses of finders, brokers, attorneys or the like, including any fees or expenses of Grayson, shall be borne by Target or the Target Stockholders, as the case may be, and shall be paid in accordance with the payment priorities set forth in Section 2.2(c). All expenses incurred by Parent or Acquirer shall be borne by Parent.

16.   Certain Definitions.

As used herein the following terms not otherwise defined have the following respective meanings:

"Indebtedness" (a) All indebtedness for borrowed money, whether current or long-term, or secured or unsecured, (b) all indebtedness of the deferred purchase price of property or services represented by a note or security agreement, (c) all indebtedness created or arising under any conditional sale or other title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part to the purchase price of property subject to such mortgage or lien, (e) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which it is liable as lessee, (f) any liability in respect of banker's acceptances or letters of credit, and (g) all indebtedness of Target, the Target
Stockholders or any other Person that is guaranteed by Target or that Target has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which Target has otherwise assured a creditor against loss.

"Person": means any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

"Related Agreements":  means the Escrow Agreement, the
License Agreements, the Lock-Up Agreement and the
Target Stockholder Representation Certificates.

"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

           "Tax": Any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

           "Tax Return": Any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

17.   Miscellaneous Provisions.

17.1. Amendments. This Agreement may be amended in any manner and at any time prior to the submission of this Agreement to the Target Stockholders and, after such submission, may be amended to extend the Closing
Date and termination date referred to in paragraph 13 or to make other amendments which, in the opinion of the respective counsel for Parent and Target, do not substantially alter the terms hereof, by written instrument stating that it is an amendment of this Agreement executed by Parent, Acquirer and Target and approved by the Boards of Directors of Acquirer and Target.

17.2. Notices and Representatives. Any notice expressly provided for under this Agreement shall be in writing, shall be given either manually or by written telecommunication, fax or mail, and shall be deemed sufficiently given when received by the party to be notified at its address set forth below or if and when mailed by registered mail, postage prepaid, addressed to such party at such address. Any party and any representative designated below may, by notice to the others, change its address for receiving such notices.

Address for notices to Parent and Acquirer:

ACCESS Pharmaceuticals, Inc.
2600 N. Stemmons Frwy, Suite 176
Dallas, TX  75207-2107
Attn:  Kerry P. Gray, President
Fax:  (214) 905-5101
Phone:  (214) 905-5100

with a copy to:

John J. Concannon III, Esq.
Bingham, Dana & Gould LLP
150 Federal Street
Boston, MA  02110
Fax:  (617) 951-8736
Phone:  (617) 951-8000

Address for notices to Target, Target Stockholders and any Claim holder:

Timothy Maudlin
Medical Innovation Partners
9900 Bren Road East
Suite 421
Minnetonka, MN  55343
Fax:  (612) 931-0003
Phone:  (612) 931-0154

with a copy to:

David M. Williamson, Esq.
Perkins, Coie
One Bellevue Center
Suite 1800
411 108th Avenue, N.E.
Bellevue, WA  98004
Fax:  (206) 453-7350
Phone:  (206) 453-6980

17.3.   Assignment and Benefits of Agreement.  This
Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, but may not be assigned by any of the foregoing without the written consent of the others.
Except as aforesaid, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and Target
Stockholders and their said successors and assigns, any rights under or by reason of this Agreement.

17.4.   Governing Law.  This Agreement shall be
construed and enforced in accordance with, and rights of the parties shall be governed by, the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law that would cause the application of the internal laws of any other jurisdiction).

17.5.   SUBMISSION TO JURISDICTION; WAIVERS.  PARENT
AND EACH OF THE TARGET STOCKHOLDERS (BY APPROVAL OF
THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED
HEREBY), FOR ITSELF AND ON BEHALF OF ITS SUCCESSORS,
ASSIGNS AND TRANSFEREES, HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

(i)   SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL
ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR
RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT
THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF
THE COURTS OF THE STATES OF TEXAS AND WASHINGTON, THE
COURTS OF THE UNITED STATES OF AMERICA FOR THE
DISTRICTS OF TEXAS AND WASHINGTON, AND APPELLATE
COURTS FROM ANY THEREOF;

(ii)   CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY
BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION
THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY
SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT
SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN
INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM
THE SAME;

(iii)   AGREES THAT SERVICE OF PROCESS IN ANY SUCH
ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY
THEREOF BY REGISTERED OR CERTIFIED NAIL (OR ANY
SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID,
AT ITS ADDRESS AS PROVIDED IN PARAGRAPH 17.2 HEREOF OR AT SUCH
OTHER ADDRESS AS IT SHALL HAVE NOTIFIED EACH OF THE
OTHER PARTIES HERETO IN THE MANNER PROVIDED IN PARAGRAPH 17.2
HEREOF;

(iv)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE
RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER
PERMITTED BY LAW; AND

(v)   WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR
PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY
COUNTERCLAIM THEREIN.

17.6. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

17.7. Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "pargraph." The headings of sections or subsections are for reference only and shall not limit or control the meaning thereof.

17.8. Public Statements or Releases. The parties hereto each agree that no party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, the transactions provided for herein, without first obtaining the consent of the other parties hereto. Nothing contained in this paragraph 17.8 shall prevent any party from making such public announcements as such party may consider necessary in order to satisfy such party's legal or contractual obligations.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date and year first above written.

PARENT:

ACCESS Pharmaceuticals, Inc.

By: /s/ Kerry P. Gray
---------------------
President & Chief Executive Officer


ACQUIRER:
ACCESS Holdings, Inc.

By: /s/ Kerry P. Gray
---------------------
President & Chief Executive Officer


TARGET:

Tacora Corporation

By: /s/ F. J. Daugherty
-----------------------
Title: Chairman


TARGET STOCKHOLDERS

Medical Innovation Fund II


By: /s/ Timothy I Maudlin
-------------------------
Title: General PArtner of its General Partner

Acknowledged and Agreed for the purpose of being bound by any terms of this Agreement relating to the agreements, obligations and covenants of the
Representatives:


/s/ F. J. Daugherty
-------------------
F. Joseph Daugherty


/s/ Robert Nickoloff
--------------------
Robert Nickoloff



EXHIBITS
A - Certificate of Merger
B - Research and Development Commitment
C - Registration Rights Agreement
D - Officers' Certificate and Secretary's Certificate - Tacora
E - Form of Perkins Coie Opinion
F - Lock-up Agreement
G - Officer's Certificate and Secretary's Certificate - Parent and Holdings H - Form of Bingham Dana & Gould Opinion